NEWS BULLETIN
                                RE:    Headwaters Incorporated
         FROM:                         10653 South Riverfront Parkway, Suite 300
                                       South Jordan, UT 84095
                                       (801) 984-9400
                                       NYSE: HW
--------------------------------------------------------------------------------

FOR FURTHER INFORMATION


AT THE COMPANY:                                    AT FINANCIAL RELATIONS BOARD:
Sharon Madden                                      Tricia Ross
Director of Investor Relations                     Analyst Contact
(801) 984-9400                                     (617) 520-7064

FOR IMMEDIATE RELEASE:
April 21, 2005

                        HEADWATERS INCORPORATED ANNOUNCES
                     RESULTS FOR FISCAL 2005 SECOND QUARTER

o        86% Increase in Revenues to $222.4 Million
o        Net Income of $12.0 Million and Diluted EPS of $0.30
o        Repayment of $197 Million of Senior Debt
o        Affirms Fiscal 2005 EPS Guidance of $2.00 to $2.10


SOUTH JORDAN, UTAH, APRIL 21, 2005 (NYSE: HW) - HEADWATERS INCORPORATED today announced results for its second quarter ended March 31, 2005. Additional highlights from the quarter include:

o        Construction completed on two FlexCrete plants
o Memorandum of Understanding signed to develop coal liquefaction technologies with the Philippines
o Coal cleaning project commenced - increased Btu, decreased mercury and sulfur
o Reforming nanocatalyst independently tested - significant improvement over existing technology
o        H2O2 nanocatalyst pilot plant successfully operated
o Lowered interest rate on senior secured first lien debt by 100 basis points
o        Debt to equity ratio lowered from 3.16 to 1.35
o        Positive outcome in Gallagher litigation - jury verdict of $175 million
o Completed common stock offering generating net cash proceeds of $199 million

Total revenue for the March 2005 quarter was $222.4 million, up 86% from $119.5 million reported in the March 2004 quarter. Operating income was $38.5 million in the March 2005 quarter, compared to $38.0 million in the March 2004 quarter (the March 2004 quarter included $20.1 million in nonrecurring operating income). Net income for the March 2005 quarter was $12.0 million or $0.30

                                     -more-

Headwaters Incorporated
Page 2 of 9

earnings per diluted share, using 43.1 million weighted-average shares outstanding. Net income for the March 2004 quarter was $18.6 million or $0.55 earnings per diluted share (the March 2004 quarter included $0.25 of nonrecurring earnings per share), using 34.1 million weighted-average shares outstanding.

Total revenue for the six months ended March 31, 2005 was $440.8 million, up 99% from $221.0 million reported for the six months ended March 31, 2004. Operating income was $76.2 million for the six months ended March 31, 2005, compared to $60.1 million for the six months ended March 31, 2004 (the March 2004 quarter included $20.1 million in nonrecurring operating income). Net income for the six months ended March 31, 2005 was $25.0 million or $0.65 earnings per diluted share, compared to $28.7 million or $0.91 earnings per diluted share for the six months ended March 31, 2004 (the March 2004 quarter included $0.25 of nonrecurring earnings per share).

Both the quarter and six-month period ended March 31, 2004 included the effect of several nonrecurring items when compared to the corresponding March 2005 periods, all as explained in detail in prior announcements and SEC filings.

Headwaters Construction Materials Performance

Revenues from the construction materials segment were $109.2 million during the March 2005 quarter, with a gross margin percentage (gross margin percentage is calculated as follows: subtract cost of revenues from revenues, and divide the number so derived by revenues) of 32%, compared to revenue of $11.2 million and a gross margin of 12% for the March 2004 quarter. The March 2005 quarter includes the operations of Tapco, Eldorado Stone, and Southwest Concrete Products ("SCP"). There were no revenues from these acquired entities in the March 2004 quarter. The Construction Materials segment has a pronounced seasonality. The seasonality has a more significant impact on net income than on revenue due to the relationship between fixed and variable costs.

Headwaters Resources Performance

During the March 2005 quarter, revenues from Headwaters Resources or the coal combustion products ("CCPs") segment were $48.5 million with a gross margin of 21% compared to revenue of $39.6 million and a gross margin of 25% for the March 2004 quarter. The March 2005 quarter includes the operations of VFL Technologies which has historically had lower margins than Headwaters Resources' base business. The gross margin percentage is expected to increase in the June and September quarters as sales increase. Sales of high-value coal combustion products for the March 2005 quarter totaled approximately 1.3 million tons, compared to approximately 1.1 million tons in the March 2004 quarter, resulting in a 18% increase in tons of high-value coal combustion products sold.

Headwaters Energy Services Performance

Chemical reagent sales increased 24% in the March 2005 quarter to $39.9 million, compared to $32.2 million in the March 2004 quarter. Headwaters Energy Services' license fees for the March 2005 quarter were $24.6 million compared to $36.3 million in the March 2004 quarter. The decrease in license fee revenue in March

                                     -more-

Headwaters Incorporated
Page 3 of 9


2005 resulted from the recognition of net revenues in March 2004 relating to certain funds previously deposited in an escrow account of approximately $25 million. Gross margins on chemical reagent sales were 29% compared to 32% in the March 2004 quarter. Headwaters expects continued pressure on margins throughout the remainder of the calendar year due to high oil costs.

During the March 2005 quarter, Energy Services' licensees sold 11.4 million tons of solid alternative fuel. This compares to 10.0 million tons sold in the March 2004 quarter and 11.1 million tons sold in the December 2004 quarter. Energy Services sold 29.6 million pounds of chemical reagent in the March 2005 quarter, compared to 23.8 million pounds in the March 2004 quarter and 26.9 million pounds in the December 2004 quarter. The 11.4 million tons of fuel sold was produced at 23 of the 28 licensed facilities, resulting in average quarterly production of 497,000 tons per facility. The highest number of tons produced from any one facility in the quarter was 856,000, and the lowest was 183,000. Energy Services sold chemical reagent to a total of 34 facilities. Of the 34 facilities, 18 were licensee facilities and 16 were facilities where solely chemical reagent was sold.

During December 2004, Headwaters increased its minority interest in a Section 29 facility currently operating in West Virginia from approximately 9% to 19%. Energy Services has been providing reagent to the facility and is currently recognizing its portion of the facility's operating expenses, included in "Other Income (Expense)", and the tax credits generated by the facility, included in "Income Tax Provision." These tax credits account for the reduction in Headwaters' effective tax rate to approximately 31.5%. Generally accepted accounting principles require tax credits to be recognized proportionately through-out the year in relation to a company's projected annual taxable income. This results in fewer tax credits being recognized in Headwaters' December and March quarters than are actually being generated at the Section 29 facility. The credits that are not recognized in Headwaters' lowest income producing quarters, December and March, will be recognized in the June and September quarters.

Revenue and Cash Flow Diversification

The acquisitions in fiscal 2004 of Tapco, Eldorado Stone, SCP and VFL significantly broaden the scope of products and services Headwaters offers, particularly in the construction materials segment. Consistent with Headwaters' diversification strategy, revenue from the Section 29 business of Energy Services continues to decline as a percentage of total revenue. Headwaters' revenue that is dependent on Section 29 has declined from approximately 90% in fiscal 2002, 57% in fiscal 2004 and approximately 29% during the quarter ended March 31, 2005.

New Product and Technology Development

Headwaters continues to develop new products and technologies to drive future earnings growth. Highlights of Headwaters technology development during the March 2005 quarter include the following:

Construction completed on two FlexCrete plants
----------------------------------------------
During the quarter, Headwaters completed the construction of two FlexCrete plants, one owned by the Navajo Housing Authority, and one owned by a Headwaters' subsidiary. FlexCrete is a light weight, fire proof, cost effective

                                     -more-

Headwaters Incorporated
Page 4 of 9


building product made using high levels of fly ash. It is anticipated that sales will commence from the facilities over the next two quarters.

Agreement to develop coal liquefaction technologies with the Philippines
------------------------------------------------------------------------
Headwaters entered into a Memorandum of Understanding with the Philippine Department of Energy for the development of coal-to-liquids projects in the Philippines. It was recently reported that coal liquefaction is a high priority for the Department of Energy. Headwaters now has coal liquefaction agreements in China, India, and the Philippines.

Coal cleaning project commenced
-------------------------------
Headwaters has commenced construction of a coal cleaning project in Price, Utah. The project will produce cleaner coal fuel, reducing the amount of new waste coal generated annually, and removing undesirable pollutants such as sulfur and mercury. The Company anticipates additional facilities using the coal cleaning technology will be constructed in the future.

Nanocatalyst achievements
-------------------------
During the quarter, a new Headwaters reforming nanocatalyst was independently tested confirming that the nanocatalyst will enhance the upgrading of gasoline and production of hydrogen. Further, the Degussa/Headwaters pilot plant successfully integrated direct synthesis hydrogen peroxide in the manufacturing of propylene oxide. The joint venture thus reached an important milestone in developing and marketing direct synthesis hydrogen peroxide.

Capital Structure / Indebtedness

In March, Headwaters completed an offering of common stock resulting in net cash proceeds of $199 million. These proceeds were used to reduce outstanding senior indebtedness. Also in March, Headwaters completed an amendment to its senior secured credit facility which, among other things, lowered the interest rate on this debt by 100 basis points.

As a result of the early repayment of senior debt in March, additional interest expense totaling approximately $5.5 million was recognized, representing acceleration of amortization of debt issue costs and an early payment penalty. These accelerated expenses were substantially offset by higher than expected license fees in Headwaters Energy Services business.

The major components of Headwaters' long-term senior debt structure as of March 31, 2005 are as follows:

-------------------------------------------- ------------------- --------------------- -----------------------
(in millions)                                      Amount           Interest Rate             Maturity
-------------------------------------------- ------------------- --------------------- -----------------------
Senior secured first lien term loan                $442.7           LIBOR + 2.25%            April 2011
-------------------------------------------- ------------------- --------------------- -----------------------
Second lien term loan                              $100.0            LIBOR + 5.5%          September 2012
-------------------------------------------- ------------------- --------------------- -----------------------
Senior subordinated convertible debt               $172.5               2.875%               June 2011
-------------------------------------------- ------------------- --------------------- -----------------------
$60 million senior revolving credit facility        $10.0            LIBOR + 2.5%          September 2009
-------------------------------------------- ------------------- --------------------- -----------------------

To supplement our condensed consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), we use a non-GAAP measure called EBITDA. EBITDA is net income adjusted by adding depreciation, amortization, net interest expense and income taxes ("EBITDA").

                                     -more-

Headwaters Incorporated
Page 5 of 9


Management uses EBITDA internally to measure the amount of cash generated by Headwaters and to make decisions about the amount of capital expenditures Headwaters will make and where to allocate capital. EBITDA is also provided to enhance the user's overall understanding of our current financial performance, our ability to service our debt, our compliance with current debt covenants and our ability to fund future growth. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. Our EBITDA measure presented here may not be comparable to similarly titled measures presented by other companies.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months ("TTM") EBITDA:


                                                        Pro forma   Pro forma
                                            9/30/03      9/30/04     3/31/05
---------------------------------------- ----------- ------------- -------------
Total Indebtedness to EBITDA(a)              1.53         4.16         3.22
---------------------------------------- ----------- ------------- -------------
EBITDA to Required Interest Payments(a)      7.73         4.60         6.40
---------------------------------------- ----------- ------------- -------------
Current Ratio(a)                             1.19         1.24         1.52
---------------------------------------- ----------- ------------- -------------
Total Debt to Equity                         0.96         3.16         1.35
---------------------------------------- ----------- ------------- -------------

        (a)See "Current Ratio" calculations in financial tables that follow. The pro forma calculations of Total Indebtedness to EBITDA assumes all of the 2004 acquisitions occurred on October 1, 2003. Pro forma EBITDA for the trailing twelve months ended March 31, 2005 of $228.3 million is derived as follows (in millions of dollars): Net income of $72.0 plus net interest expense of $61.3, income taxes of $40.8, and depreciation and amortization of $54.2. Pro forma EBITDA for the trailing twelve months ended September 30, 2004 of $233.8 million is derived as follows: Net income of $72.9 plus net interest expense of $63.1, income taxes of $45.6, and depreciation and amortization of $52.2.

Litigation

For the period ended December 31, 2004, a jury awarded Headwaters approximately $175 million in damages and interest for breach of contract by AJG Financial Services, Inc. AJG has moved for a new trial and for a judgment notwithstanding the verdict. Headwaters has filed a motion for a declaratory judgment covering prospective damages for periods after 2004. The trial judge is scheduled to determine the motions' outcome in May, 2005.

Commentary and Outlook

Steven G. Stewart, Headwaters' Chief Financial Officer, stated, "We have now completed the two quarters during which revenues are at seasonal lows, and the performance of the Company was in line with management's expectations. Accordingly, we are reaffirming our earnings guidance for the year of $2.00 to $2.10 diluted earnings per share. Further, recent financing activities have greatly reduced our financial leverage which will result in significantly reduced interest costs and position us favorably should interest rates continue to increase."

"Our integration activities are on track with plan," said Kirk A. Benson, Chairman and Chief Executive Officer. "We are finding additional synergies as we

                                     -more-

Headwaters Incorporated
Page 6 of 9


proceed with the integration of the companies that are new to Headwaters. Probably the most gratifying experience during the quarter was the progress that we made in new product development, and particularly with our nanocatalysts. In addition to the development of the reforming nanocatalyst, our NOX nanocatalyst, and the hydrogen peroxide nanocatalyst pilot plant tests, we recently ordered the HC3 catalyst precursor for our commercial scale test at a refinery. We continue to move closer to commercialization of these advanced catalyst products."

Conference Call and Webcast Information

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company's financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through April 28, 2005 by dialing 800-642-1687 or 706-645-9291 and entering the pass code 5523754.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.


Pro Forma Information

The pro forma financial information is presented for illustrative purposes only and does not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on October 1, 2003, nor is it indicative of the results that may be expected in future periods. The pro forma adjustments are based upon information and assumptions available as of the date hereof.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.


Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters' future

                                     -more-

Headwaters Incorporated
Page 7 of 9

business plans, the operation of facilities, the availability of tax credits, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2004, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.



                          -Financial Tables to Follow-

                                     -more-

Headwaters Incorporated
Page 8 of 9

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

                                                         Quarter Ended March 31,       Six Months Ended March 31,
                                                            2004           2005           2004            2005
                                                      ----------------------------   ----------------------------
Revenue:
     Construction materials                              $  11,248      $ 109,157      $  23,181       $ 222,885
     Coal combustion products                               39,592         48,467         84,692         101,519
     Alternative energy                                     68,681         64,768        113,116         116,404
                                                      ----------------------------   ----------------------------
Total revenue                                              119,521        222,392        220,989         440,808

Operating costs and expenses:
     Construction materials                                  9,950         73,685         19,344         150,153
     Coal combustion products                               29,666         38,335         63,063          79,330
     Alternative energy                                     22,011         28,590         43,336          53,245
     Amortization                                            1,664          6,181          3,384          12,362
     Research and development                                1,517          2,876          3,591           5,162
     Selling, general and administrative                    16,690         34,212         28,200          64,312
                                                      ----------------------------   ----------------------------
Total operating costs and expenses                          81,498        183,879        160,918         364,564
                                                      ----------------------------   ----------------------------
Operating income                                            38,023         38,513         60,071          76,244

Interest income (expense), net                              (5,697)       (18,798)       (10,988)        (34,603)
Other income (expense), net                                 (1,889)        (3,222)        (2,394)         (5,140)
                                                      ----------------------------   ----------------------------
Income before income taxes                                  30,437         16,493         46,689          36,501

Income tax provision                                       (11,810)        (4,500)       (17,970)        (11,500)
                                                      ----------------------------   ----------------------------
Net income                                               $  18,627      $  11,993      $  28,719       $  25,001
                                                      ============================   ============================

Basic earnings per share                                 $    0.57      $    0.33      $    0.95       $    0.72
                                                      ============================   ============================

Diluted earnings per share                               $    0.55      $    0.30      $    0.91       $    0.65
                                                      ============================   ============================

Weighted average shares outstanding -- basic                32,782         36,172         30,371          34,806
                                                      ============================   ============================

Weighted average shares outstanding -- diluted              34,104         43,068         31,593          41,810
                                                      ============================   ============================


Note:    Total depreciation and amortization was $3,205 and $14,179 for the quarters ended March 31, 2004 and 2005, respectively, and $6,507 and $27,849 for the six months ended March 31, 2004 and 2005, respectively.

Headwaters Incorporated
Page 9 of 9

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

                                                                                     September 30,     March 31,
Assets:                                                                                  2004            2005
                                                                                     ----------------------------
Current assets:
     Cash and short-term investments                                                  $   27,586      $    5,943
     Trade receivables, net                                                              129,899         122,900
     Inventories                                                                          43,812          57,002
     Other                                                                                29,266          29,511
                                                                                     ----------------------------
Total current assets                                                                     230,563         215,356

Property, plant and equipment, net                                                       157,611         166,214
Intangible assets, net                                                                   298,803         286,578
Goodwill                                                                                 815,396         815,396
Debt issue costs and other assets                                                         38,406          48,850
                                                                                     ----------------------------
Total assets                                                                          $1,540,779      $1,532,394
                                                                                     ============================

Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable                                                                 $   29,238      $   36,739
     Accrued liabilities                                                                  99,065          79,274
     Current portion of long-term debt                                                    57,873          26,093
                                                                                     ----------------------------
Total current liabilities                                                                186,176         142,106

     Long-term debt                                                                      914,641         708,569
     Deferred income taxes                                                               121,469         123,079
     Other long-term liabilities                                                          10,338          13,361
                                                                                     ----------------------------
Total liabilities                                                                      1,232,624         987,115
                                                                                     ----------------------------

Stockholders' equity:
     Common stock - par value                                                                 34              41
     Capital in excess of par value                                                      235,581         444,934
     Retained earnings                                                                    76,530         101,531
     Other                                                                                (3,990)         (1,227)
                                                                                     ----------------------------
Total stockholders' equity                                                               308,155         545,279
                                                                                     ----------------------------
Total liabilities and stockholders' equity                                            $1,540,779      $1,532,394
                                                                                     ============================


The current ratio as of September 30, 2004 of 1.24 is derived by dividing total current assets of $230,563 by total current liabilities of $186,176. The current ratio as of March 31, 2005 of 1.52 is derived by dividing total current assets of $215,356 by total current liabilities of $142,106.